EXHIBIT 10.8

MASSEY ENERGY COMPANY

Restricted Unit Agreement

[Number] Restricted Units

THIS AGREEMENT dated as of November 12, 2006, between MASSEY ENERGY COMPANY, a Delaware Corporation (the “Company”) and [            ] (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as amended from time to time (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Restricted Units. Pursuant to the Plan, the Company, on November 12, 2006 (the “Grant Date”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of [            ] Restricted Units. The Restricted Units shall become earned and payable only in cash as more fully set forth herein.

2. Restrictions. Except as provided in this Agreement, the Restricted Units are nontransferable and are subject to a substantial risk of forfeiture during the Period of Restriction. The Period of Restriction starts on the Grant Date and ends when the Restricted Units vest or are forfeited.

3. Vesting. Subject to Paragraph 5 and except as provided in Paragraph 6 below, Participant’s interest in the Restricted Units shall become transferable and nonforfeitable (“Vested”) with respect to one-third of the Restricted Units on each of November 12, 2007, November 12, 2008, and November 12, 2009.

4. Death or Disability. If Participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code (“Permanently and Totally Disabled”) while in the employ or service of the Company or a Subsidiary and prior to the forfeiture of the Restricted Units under Paragraph 5, Participant’s right to receive the Restricted Units shall be fully “Vested” (i.e., the restrictions on transfer and risk of forfeiture in Paragraph 2 above shall lapse).

5. Forfeiture. Subject to Paragraph 6 below, all Restricted Units that are not then Vested shall be forfeited if Participant’s employment or service with the Company and its Subsidiaries terminates for any reason other than on account of Participant’s death or becoming Permanently and Totally Disabled.

6. Change in Control. Notwithstanding any other provision of this Agreement, Participant’s right to receive the Restricted Units shall be Vested if Participant’s employment or service terminates within two years following a Change in Control.

7. Notice. Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

By hand-delivery:	By mail:
Massey Energy Company	Massey Energy Company
Attention: Corporate Secretary	Attention: Corporate Secretary
4 North Fourth Street	P.O. Box 26765
Richmond, Virginia 23219	Richmond, Virginia 23261

If to Participant:

[Name]
[Address]
[Address]

8. Confidentiality. Participant agrees that this Agreement and the receipt of this award are conditioned upon Participant not disclosing the terms of this Agreement or the receipt of the Restricted Units to anyone other than Participant’s spouse, confidential financial advisor, or senior management of the Company prior to the date Participant is Vested in the Restricted Units. If Participant discloses such information to any person other than those named in the prior sentence, except as may be required by law, Participant agrees that this award will be forfeited.

9. No Right to Continued Employment or Service. This Agreement does not confer upon Participant any right to continue in the employ or service of the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate such employment or service at any time.

10. Change due to Capital Adjustments. The terms of this Award shall be adjusted as the Committee determines and as provided in the Plan for events which, in the judgment of the Committee, necessitates such action.

11. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

12. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof or as duly amended.

13. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof which are incorporated by reference into this Agreement.

14. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

15. Taxes. Participant shall make arrangements acceptable to the Company for the satisfaction of income and employment tax withholding requirements attributable to the Vesting or payment of this Award.

16. Employment and Service. In determining cessation of employment or service, transfers between the Company and/or any Subsidiary shall be disregarded, and changes in status between that of a Member, a Non-Employee Service Provider and a Non-Employee Director shall be disregarded.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

MASSEY ENERGY COMPANY

By:
[Authorized Officer]

[Participant]

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